Exhibit 10.16

RETIREMENT AND CONSULTING AGREEMENT

This Retirement and Consulting Agreement is made as of this 6th day of December, 2002, by and between MBNA Corporation, a Maryland corporation with its head office in Wilmington, Delaware (together with its affiliates hereinafter the “Corporation”), and Charles M. Cawley (the “Executive”).

The Executive founded MBNA America Bank, N.A., (the “Bank”), the Corporation’s principal subsidiary, in 1982 and has served for many years as the leader of the Corporation and the Bank, serving as President and director of the Corporation since its formation and initial public offering in 1991 and most recently as its Chief Executive Officer, and serving as Chairman and Chief Executive Officer of the Bank from 1991 to 2002 and President from 1985 to 2002.

In consideration of the Executive’s long standing service and leadership, the Corporation desires to provide certain benefits to the Executive following his retirement from the Corporation. In addition, the Corporation desires to continue to have the exclusive benefit of the Executive’s advice, counsel and services following his retirement.

In consideration of the above matters and for other good and valuable consideration, the sufficiency of which each of the parties acknowledge, the Corporation and the Executive, intending to be legally bound hereby, agree to the following terms and conditions.

1.    Consulting Services.

Following the Executive’s retirement from the Corporation, the Executive agrees to be available to provide such consulting services to the Corporation as may be reasonably requested by the Corporation. The terms of such consulting services, including the scope, times and compensation, shall be as mutually agreed to by the Corporation and the Executive.

2.    Post-Retirement Benefits.

Beginning on the Executive’s retirement date, and continuing for the remainder of the Executive’s life, the Corporation agrees to provide the Executive with the benefits described below. Upon the death of the Executive, the Corporation agrees to provide these same benefits to the Executive’s spouse for the remainder of the spouse’s life.

     (a)  Office and Administrative Support. The Corporation will provide at its expense an office, including furnishings and equipment, comparable to the Executive’s principle office at the Corporation immediately prior to his retirement. Such office will be at a Corporation facility selected by the Executive. The Corporation will also provide at its expense a full time assistant and a full time secretary selected by and reporting to the Executive. Such assistant and secretary shall be employed by the Corporation, with compensation and benefits comparable to those provided to the Executive’s staff immediately prior to his retirement, and with periodic increases in compensation and benefits comparable to those provided to other administrative staff for senior executives at the Corporation.

     (b)  Security Services. The Corporation will provide to the Executive and maintain and monitor at its expense home security systems (including appropriate fencing and gates, lighting and alarms) at each of the Executive’s personal residences comparable to the existing security services provided to the Executive, or if greater, the security services provided to the Executive immediately prior to his retirement. The Corporation will provide to the Executive a driver trained in personal protection and acceptable to the Executive in his sole discretion for personal travel at such times as the Executive may request.

     (c)  Airplane Use. The Corporation will permit the Executive to use corporate aircraft (owned or leased by the Corporation at its expense) for all corporate business travel and for all personal travel, including personal travel of members of the Executive’s family and others chosen by the Executive (whether or not the Executive is on the flight), at any times and for travel to any destination the Executive chooses. The Corporation need not make an aircraft available for the Executive’s exclusive use and may provide an aircraft that is suitable for the particular travel and number of passengers chosen in size and range, provided that the aircraft is a jet and not smaller than any corporate aircraft (owned or leased by the Corporation). The Executive agrees to give at least 12 hours notice of any travel for which the Executive requests a corporate aircraft, except for travel in response to a personal emergency. The Corporation will pay the cost for all corporate business and personal use. The Executive will reimburse the Corporation for all personal use attributed to the Executive in excess of $250,000 per calendar year (pro rated for the first calendar year if the Executive’s retirement does not begin on or about the start of a calendar year). For purposes of this Agreement, the cost of personal use will be determined using applicable IRS methods and rates. For purposes of calculating the above $250,000 threshold, no cost will be included for a person accompanying at the request of the Corporation an executive traveling on business, notwithstanding that under IRS requirements the Corporation would be required to impute income to the executive for the person’s travel.

     (d)  Medical Benefits. The Corporation will provide, at its cost, to the Executive until age 65 and his spouse until age 65 the medical benefits provided to employees of the Corporation generally. The Corporation will provide, at its cost, to the Executive after age 65 and his spouse after age 65 Medicare supplemental health insurance coverage.

3.    Non-competition.

For as long as the Corporation provides the benefits and payments provided under this Agreement (the “Restricted Period”), unless otherwise agreed in writing by the Corporation, the Executive will not, directly or indirectly, in any capacity (including as director, officer, employee, stockholder, partner, owner, consultant or advisor) provide services of any kind, anywhere in the world, to any issuer of MasterCard, VISA, American Express, Discover Card or any other type of credit card or charge card, any bank or other lender which makes consumer loans of any kind, any insurance company or agency which issues or markets personal lines insurance policies, or any affiliate of any such entity. These services include, but are not limited to, services relating to (i) sales, endorsement, co-branding or similar agreements, (ii) product development and marketing, (iii) credit approval and collections, (iv) customer service, (v) funding or other treasury matters, (vi) loan portfolio acquisitions, mergers or other acquisitions, (vii) financial, legal or accounting matters, or (viii) acquisition of or advice or assistance to others to acquire the Corporation or the Bank or beneficial ownership of 10% or more of the Corporation’s Common Stock. In addition, the Executive agrees that during the Restricted Period, the Executive will not provide services to any affinity group or commercial organization, or any affiliate of such entity, relating to an affinity or co-branded credit card, consumer loan or personal lines insurance program with the Corporation or any other entity. The Executive agrees that these restrictions are reasonable.

4.    Confidentiality.

(a)  Following the end of the Executive’s employment by the Corporation, or sooner upon request of the Corporation, the Executive will deliver to the Corporation the originals and all copies of all records and other documents acquired in the Executive’s capacity as an employee of the Corporation which relate to the Corporation or its business, customers, vendors or employees and which are in the Executive’s possession or within the Executive’s control, other than records and other documents which (i) are a matter of public record, (ii) relate directly and primarily to the Executive’s compensation and benefits as an employee of the Corporation, (iii) the Corporation gives the Executive permission to retain in the Executive’s possession, or (iv) are needed to perform consulting services as contemplated under Section 1 of this Agreement. The Executive shall not retain or deliver to any other person any copies of any such records or documents. Upon the Executive’s request made following the end of the Executive’s employment, the Corporation will promptly provide to the Executive a copy of each document that (i) relates directly to the Executive’s compensation and benefits as an employee of the Corporation; (ii) is needed by the Executive to perform consulting services as contemplated under Section 1 of this Agreement; or (iii) is requested by the Executive and is not deemed confidential by the Corporation in its sole discretion. Section 4(b) will apply to any documents delivered by the Corporation to the Executive pursuant to clauses (i) and (ii) of the preceding sentence.

     (b)  The Executive will not use for the Executive’s benefit or for the benefit of any person other than the Corporation, and, except as necessary or appropriate in the performance of his duties to the Corporation, including as a consultant as contemplated under Section 1 of this Agreement, will not ever disclose to any person any confidential information concerning the Corporation. The Executive acknowledges that all information concerning the Corporation, its plans, programs, policies, finances, customers, vendors, employees and business shall be deemed confidential unless a matter of public record or unless publicly known otherwise than through a breach by the Executive of this Agreement. Disclosure which otherwise would constitute a breach of this Section 4 shall not be deemed a breach thereof to the extent such disclosure is required by law.

     (c)  The obligations of the Executive under this Section 4 shall survive the termination of this Agreement without regard to the basis for such termination.

5.    Term.

     (a)  The Executive may terminate this Agreement at any time upon written notice to the Corporation of such termination, provided that the provisions of paragraph 4 shall survive the termination of this Agreement, without regard to the reason for such termination.

     (b)  The Corporation may terminate Section 1 of this Agreement concerning consulting services from the Executive at any time upon written notice to the Executive of such termination. The Corporation may not otherwise terminate this Agreement unless the Executive materially breaches this Agreement and the Executive fails to cure such breach within thirty (30) days after receipt of notice thereof from the Board of Directors of the Corporation as authorized by not less than two-thirds (2/3) of all of the members thereof and there is a determination of such breach in a binding and final judgment, order or decree of a court or other agency of competent jurisdiction, in effect after exhaustion or lapse of all rights of appeal.

6.    Taxes.

The Corporation shall report amounts paid by the Corporation to the Executive or the benefits received by the Executive under this Agreement as required by law. The Corporation may withhold from any amounts payable to the Executive all federal, state or local taxes or payments as may be required by law or as may be expressly authorized by the Executive to be withheld, deducted or reduced from those amounts. The Executive shall be responsible for all taxes on all amounts paid by the Corporation to the Executive or the benefits received by the Executive under this Agreement.

     7.    Other Terms.

     (a)  This Agreement represents the entire agreement, and supersedes all prior and contemporaneous agreements and understandings, relative to the same subject matter. Except as set forth below, this Agreement does not affect or amend prior agreements as to the Corporation’s benefit plans available generally to employees, the Corporation’s Supplemental Executive Retirement Plan if applicable, split dollar insurance agreements if applicable, stock option and restricted stock agreements if applicable, and any Executive Deferred Compensation Plan agreements with the Executive. Notwithstanding the preceding sentence, the Corporation and the Executive agree that the term “competition” in the Corporation’s Supplemental Executive Retirement Plan and in the

Policies adopted under the Corporation’s 1997 Long Term Incentive Plan shall be interpreted to include the activities described in Section 3 of this Agreement, and this agreement concerning the term “competition” shall survive any termination of this Agreement.

     (b)  This Agreement may not be amended or changed, and neither party shall be deemed to have waived any provision of this Agreement, unless the amendment or change or waiver is set forth in a writing signed by a duly authorized officer of the Corporation and by the Executive. The failure of either party to enforce any term of this Agreement shall not constitute a waiver of any rights or deprive the party of the right to insist thereafter upon strict adherence to that or any other term of this Agreement, nor shall a waiver of any breach of this Agreement constitute a waiver of any preceding or succeeding breach.

     (c)  The Executive acknowledges that the Executive has read and understands each provision of this Agreement and has had an opportunity for counsel of the Executive’s choice to review this Agreement and that no promises or inducements have been made for the Executive to sign this Agreement except as expressly set forth in this Agreement.

     (d)  This Agreement shall be interpreted under the laws of the State of Delaware, without regard to principles of conflicts of laws.

     (e)  The Executive agrees that any breach by the Executive of any provision of Section 3 or Section 4 of this Agreement would cause the Corporation irreparable damage and that no remedy available at law would be adequate for such violation. Accordingly, in addition to any other remedies available at law or in equity or under any Corporation benefit or compensation plan or this Agreement, the Corporation may immediately seek enforcement of this Agreement in a court of appropriate jurisdiction by means of specific performance or injunction, without posting of a bond, or otherwise.

     (f)  It is the intention of the parties that this Agreement shall be enforceable to the fullest extent allowed by law. In the event that a court holds any provision of Section 3 or Section 4 of this Agreement to be unenforceable, the parties agree that, if allowed by law, that provision shall be reduced to the degree necessary to render it enforceable without affecting the rest of this Agreement, and, if such reduction is not allowed by law, the parties shall promptly agree in writing to a provision to be substituted therefor which will have an effect as close as possible to the invalid provision that is consistent with applicable law. The invalidity or unenforceability of any provision of this Agreement shall not affect or limit the validity and enforceability of the other provisions hereof.

     (g)  The Corporation shall pay all costs and expenses, including reasonable attorneys’ fees, of the Corporation and the Executive in connection with any legal proceeding or action, whether or not instituted by the Corporation or the Executive, relating to the interpretation or enforcement of any provision of this Agreement, provided that if the Executive instituted the proceeding and the judge, arbitrator or other person presiding over the proceeding affirmatively finds that the Executive instituted the proceeding in bad faith, the Executive shall pay all costs and expenses, including reasonable attorneys’ fees, of the Executive and the Corporation.

     (h)  This Agreement may not be assigned by the Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive’s spouse and his or her estate and legal representatives. This Agreement shall inure to the benefit of and be binding upon and enforceable by the Corporation’s successors and assigns, including any successor through merger or purchase of substantially all the assets of the Corporation.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

EXECUTIVE

/s/ Charles M. Cawley Charles M. Cawley

MBNA CORPORATION

By: /s/ Lance L. Weaver Lance L. Weaver Chief Administrative Officer